May 17, 2002

Securities & Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Commissioners:

We have read the statements made by Lumalite Holdings, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated May 13, 2002. We agree with the statements concerning our firm in such Form 8-K.

Very truly yours,

/s/ Bierwolf, Nilson & Associates